                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                ANB CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                   ANB CORPORATION
                                 110 EAST MAIN STREET
                                MUNCIE, INDIANA 47305
                                    (765) 747-7575



                                        NOTICE
                                          OF
                            ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD APRIL 16, 1997



The Annual Meeting of Shareholders of ANB Corporation will be held at the Minnetrista Cultural Center, 1200 North Minnetrista Parkway, Muncie, Indiana on April 16, 1997, at 4:00 p.m., local time, for the following purposes:

    (1)  To elect three Directors to serve terms which will expire in 2000;
         and,
    (2) To transact any other business as may properly come before the meeting.

Only holders of Common Stock of record at the close of business on March 3, 1997, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

A Proxy Statement appears on the following pages.


                                       By Order of the Board of Directors

                                       /s/ James W. Convy
                                       -----------------------------------
                                       James W. Convy, Corporate Secretary


March 14, 1997
Muncie, Indiana




                      IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

               IN ORDER THAT THERE MAY BE PROPER REPRESENTATION AT THE
                 MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE
               ENCLOSED PROXY IN THE ENVELOPE PROVIDED. NO POSTAGE IS
                       REQUIRED IF MAILED IN THE UNITED STATES.

                                   ANB CORPORATION
                                 110 EAST MAIN STREET
                                MUNCIE, INDIANA 47305
                                    (765) 747-7575


                                   PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of ANB Corporation to be held on April 16, 1997, at 4:00 p.m., local time, in the Minnetrista Cultural Center, 1200 North Minnetrista Parkway, Muncie, Indiana, and at any and all adjournments of such meeting. A Notice of Annual Meeting and form of proxy accompany this Proxy Statement. The approximate date on which this Proxy Statement for the 1997 Annual Meeting of Shareholders is first being sent or given to shareholders is March 14, 1997.

ANB Corporation (the "Company") is a multibank holding company which owns one hundred percent (100%) of the outstanding stock of American National Bank and Trust Company of Muncie ("American National"), American National Trust And Investment Management Company ("American National Trust") and Peoples Loan & Trust Bank ("Peoples"). American National owns one hundred percent (100%) of the outstanding stock of ANB Financial Planning Services.

Any shareholder giving a proxy has the right to revoke it by written notice delivered to James W. Convy, Secretary of the Company, 110 East Main Street, Muncie, Indiana 47305, or in person at the meeting, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the shareholder and, to the extent no directions are given, will be voted FOR item 1 set forth on the accompanying Notice. If any other matters should properly come before the meeting, it is intended that the proxies will be voted, with respect to these matters, in accordance with the recommendations of the Board of Directors. Except with respect to procedural matters incident to the conduct of the meeting, management of the Company is not aware of any additional matters that may properly come before the Annual Meeting.

The Company will bear the entire cost of soliciting proxies in the enclosed form. Solicitation will be by mail, and Directors and officers of the Company and its subsidiaries may solicit proxies personally or by telephone, facsimile or other written means of communication. Such persons will not be specially compensated for such services.


                                  VOTING SECURITIES

Only shareholders of record at the close of business on March 3, 1997, will be eligible to vote at the Annual Meeting or at any adjournment thereof.

The voting securities of the Company entitled to be voted at the Annual Meeting consist only of Common Stock, of which 4,490,553 shares were issued and outstanding on the record date of March 3, 1997. The Company has no other class of stock that is outstanding. Each shareholder of record on the record date will be entitled to one vote for each share registered in the shareholder's name. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares voting, abstaining or withholding authority to vote on any issue will be counted as present for purposes of determining a quorum. The election of Directors will be determined by a plurality of the votes cast. Action on any other matters to come before the meeting must be approved by an affirmative vote of a majority of the shares present in person or by proxy. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes.

Where authorized by law or the governing instrument, shares of the Company's Common Stock held by American National Trust in regular, nominee and street name accounts will be voted for the election of the three named nominees for Director.

                     STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table presents certain information with respect to those persons who are known by the Company to have been the beneficial owners of more than five percent (5%) of the Company's Common Stock as of March 3, 1997:

                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS
------------------------------------        ------------------------      ----------------
John W. and Janice B. Fisher (2)             349,538                       7.78
P.O. Box 832
Burlington Drive
Muncie, Indiana 47308

(1) The information contained in this column is based upon shareholder records of the Company and information furnished to the Company by the shareholders named above.

(2) Mr. Fisher holds 250,738 shares (5.58%) and Mrs. Fisher holds 98,800 shares (2.20%). Mr. and Mrs. Fisher each disclaim beneficial ownership of the shares held by the other.


                            ITEM 1 - ELECTION OF DIRECTORS

The first item of business to be acted upon at the Annual Meeting of Shareholders is the election of three Directors. The Articles of Incorporation of the Company provide that the Board of Directors shall consist of three classes of Directors, each class as nearly equal in number as possible. One class of Directors is to be elected each year with terms extending to the third succeeding Annual Meeting after such election.

The nominees for election as Director are nominated to serve for terms to expire in 2000. Each nominee is currently a Director of the Company whose current term as a Director will expire in 1997. The following information is provided concerning the nominees:

                         NOMINEES FOR TERMS TO EXPIRE IN 2000


                                       PRINCIPAL OCCUPATION                    SERVED AS DIRECTOR
NAME                         AGE       DURING PAST 5 YEARS                     CONTINUOUSLY SINCE
----                         ---       -------------------                     ------------------
William L. Peterson           67       Chairman of the Board,                        1985
                                       Alltrista Corporation

James R. Schrecongost (1)     51       President and Chief Executive Officer,        1985
                                       the Company; Vice-Chairman and
                                       Chief Executive Officer, American National

Chris L. Talley               51       President and Chief Executive Officer,        1994
                                       Peoples

(1) Prior to March 3, 1997, James R. Schrecongost was president and chief executive officer of both the Company and American National.


THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. It is intended that the proxies given to the person named in the accompanying form of proxy will, unless otherwise indicated therein, be voted for the election of the nominees named above. Although management has no reason to believe that any nominee will be unable to serve, in the event any nominee should become unavailable for election, and unless the Board of Directors reduces the size of the Board to a number which would be equal to the number of nominees who are able and willing to serve, the proxy will be voted for a substitute who will be designated by the Board of Directors.

OTHER INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS

The following is provided concerning incumbent Directors whose terms expire at the Annual Meetings in 1998 and 1999:


                                                 PRINCIPAL OCCUPATION                    SERVED AS DIRECTOR  TERM
NAME                                 AGE         DURING PAST 5 YEARS                     CONTINUOUSLY SINCE  EXPIRES
----                                 ---         -------------------                     ------------------  -------
Ben E. Delk                          51          President, Standt's Fine Jewelry              1985           1998

Madelyn K. Ferris (1)                41          Senior Vice President,                        1996           1999
                                                 Paws Incorporated

R. David Hoover                      51          Executive Vice President and                  1993           1999
                                                 Chief Financial Officer and
                                                 Director, Ball Corporation;
                                                 Director, Datum Inc.

Donald A. Ross                       53          President, A.L. Ross & Sons, Inc.             1985           1999

Kelly N. Stanley                     53          President and Chief Executive                 1986           1998
                                                 Officer, Ontario Corporation

Leon V. Towne                        66          Management Advisor                            1985           1998
                                                 and Consultant


(1) During 1996, the Board of Directors, pursuant to the terms of the Company's Bylaws, increased the size of the Board by one and elected Madelyn K. Ferris as a Director to fill this position on November 14, 1996.


EXECUTIVE OFFICERS

The executive officers of the Company, who consist of Mr. Schrecongost, Mr. Talley, Paul L. Sehnert, Jr. and Jerome J. Gassen, hold office for a term of one year or until their respective successors are duly elected and qualified. The Company has entered into employment agreements with Mr. Schrecongost, Mr. Talley, Mr. Sehnert and Mr. Gassen. See "EXECUTIVE COMPENSATION Employment Contracts and Change in Control Arrangements." Mr. Schrecongost has served as president and chief executive officer of the Company since 1987. He served as president and chief executive officer of American National from 1987 to March 3, 1997, and is currently vice-chairman and chief executive officer of American National. Mr. Talley has served as president and chief executive officer of Peoples since 1984. Mr. Sehnert, age 48, has served as president and chief executive officer of American National Trust since 1990. Mr. Gassen, age 47, was elected president and chief operating officer of American National effective March 3, 1997. During the five-year period prior to being elected president and chief operating officer of American National, Mr. Gassen served as president, chief executive officer and chairman of the board of directors of Firstar Bank Ottumwa (a wholly owned subsidiary of Firstar Corporation of Iowa). He also served in various other capacities assigned to him from time to time, such as market president and regional administrative officer, for Firstar Corporation of Iowa.

BOARD MEETINGS AND COMMITTEES

The Executive/Strategic Planning/Nominating Committee (the "Executive Committee"), created during 1995, has as one of its responsibilities the nomination of individuals for the office of Director of the Company. The Executive Committee met three times in 1996. Individuals nominated for election in 1997 were nominated by the Board of Directors as a whole on January 17, 1997. During 1996, the Executive Committee consisted of the following members of the
Board: Messrs. Peterson (Chairman), Delk, Hoover, Ross, Stanley and Towne. Under the Company's Bylaws, nominations other than those made by or on behalf of existing management of the Company must be made in writing and delivered or mailed to the President of the Company not less than ten days nor more than fifty days prior to any meeting of shareholders called for the election of Directors.

Notification must contain the following information to the extent known by the notifying shareholder:

(a) The name and address of each proposed nominee;

(b) The principal occupation of each proposed nominee;

(c) The name and resident address of the notifying shareholder; and,

(d) The number of shares of capital stock of the Company owned by the notifying shareholder.


Nominations not made in accordance with these provisions may be disregarded by the Chairman of the meeting and, upon his instructions, the vote tellers may disregard all votes cast for such nominee.

The Audit Committee oversees and appraises the quality and conduct of the audit program of the Company. The Audit Committee meets quarterly and met four times in 1996. During 1996, it consisted of the following members of the Board:
Messrs. Towne (Chairman), Hoover, Peterson and Stanley.

The Compensation/Pension/Benefits Committee (the "Compensation Committee"), among its other responsibilities, overviews the compensation of the officers of the Company and of subsidiary banks. The Compensation Committee meets on call and met three times in 1996. During 1996, it consisted of the following members of the Board: Messrs. Stanley (Chairman), Delk, Hoover, Peterson, Ross and Towne.

The Board of Directors met six times in 1996. All Directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of the meetings held by all committees of the Board upon which each served during this period.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of March 3, 1997, the total number of shares of Company Common Stock beneficially owned by each Director of the Company and by all Directors and executive officers as a group. The number of shares shown as being beneficially owned by each Director are those over which he has sole or shared voting or investment power.

NAME OF BENEFICIAL OWNER               SHARES BENEFICIALLY OWNED (1)           PERCENT OF CLASS
------------------------                    -----------------------------           ----------------
Ben E. Delk                            21,756  (2)                             .48

Madelyn K. Ferris                      150                                     -

R. David Hoover                        2,100   (2)                             .05

William L. Peterson                    11,280  (2)                             .25

Donald A. Ross                         8,895   (2)                             .20

James R. Schrecongost                  84,405  (3)                             1.85

Paul L. Sehnert, Jr.                   28,488  (4)                             .63

Kelly N. Stanley                       8,930   (2)                             .20

Chris L. Talley                        8,304   (5)                             .18

Leon V. Towne                          21,200  (2)                             .47

All Directors and Executive Officers
as a group (12 individuals)            245,683 (6)                             5.33


(1) The information contained in this column is based upon shareholder records of the Company and information furnished to the Company by the individuals identified.

(2) Includes 1,000 shares that such individual has the right to acquire through the exercise of stock options granted under the ANB Corporation 1996 Directors' Stock Option Plan.

(3) Includes 63,250 shares which Mr. Schrecongost has the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan.

(4) Includes 25,300 shares which Mr. Sehnert has the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan.

(5) Includes 2,500 shares which Mr. Talley has the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan.

(6) Includes 30,275 shares beneficially owned by executive officers of the Company who are not Directors and 19,900 shares which such individuals have the right to acquire through the exercise of stock options granted under the ANB Corporation Stock Option Plan and the ANB Corporation 1995 Stock Option Plan.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Company Common Stock and other equity securities of the Company. Officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish to the Company with copies of all Section 16(a) forms they file. To the best knowledge of the Company, during the fiscal year ended December 31, 1996, all statements of beneficial ownership required to be filed with the SEC were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors and executive officers of the Company and their associates are customers of, and have had transactions with, the Company or its subsidiary banks from time to time in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. Such transactions have been and will continue to be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons. Such transactions did not and will not involve more than the normal risk of collectibility or present other unfavorable features. There are no arrangements or understandings between any of the Directors, executive officers or any other persons pursuant to which any of the Company's Directors or executive officers have been selected for their respective positions.

COMPENSATION OF DIRECTORS

Except as set forth below, non-employee Directors of the Company receive an annual retainer of $3,000 and are also compensated at the rate of $400 per board meeting attended and $300 per committee meeting attended. Committee chairmen receive $350 for each meeting attended. Mr. Peterson, the Chairman of the Board of the Company, receives an annual fee of $15,000 and does not receive any other fee as a Director. Mr. Stanley, the Vice-Chairman of the Board of the Company, receives an annual retainer of $5,000, in addition to the fees for board and committee meetings attended as discussed above. Mr. Ross, who is Chairman of the Board of American National in addition to being a Director of the Company, receives an annual fee of $12,000 from American National and does not receive any other fees as a Director of the Company or American National. Mr. Delk, who is a Director of the Company and of American National, receives fees as a Director of American National and for his attendance at any special meetings of the Company's Board of Directors. American

National pays its Directors $400 per board meeting attended and $300 per committee meeting attended. Directors of the Company who are also employees of the Company or its subsidiaries receive no additional compensation as Directors of the Company or its subsidiaries. On May 1, 1996, each Director who then held office as a Director was granted the right under the ANB Corporation 1996 Directors' Stock Option Plan to acquire 4,000 shares of the Company's Common Stock at $16.75 per share.

Under the terms of the ANB Corporation 1996 Directors' Stock Option Plan ("Directors' Plan"), each Director in office is granted an option to purchase four thousand (4,000) shares of Common Stock of the Company on the first day of the month following the month in which the Annual Meeting of Shareholders of the Company is held. The price to be paid upon exercise of these options will be no less than the mean between the reported closing bid and ask price for shares of Common Stock of the Company as quoted by NASDAQ on the date the option is granted. The Directors' Plan received shareholder approval in April 1996.

                                EXECUTIVE COMPENSATION

Decisions on compensation of the Company's executive officers are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under the Company's stock-based compensation plan, which are made solely by the Compensation Committee in order for the grants under such plan to satisfy Securities Exchange Act Rule 16b-3. As required by regulations of the Securities and Exchange Commission, set forth below is a report submitted by Messrs. Stanley, Delk, Hoover, Peterson, Ross and Towne in their capacity as the Board's Compensation Committee during 1996, addressing the Company's compensation policies for 1996 as they affected the Company's executive officers.

COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES TOWARD OFFICERS. The Compensation Committee's officer compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified officers. The salary portions of the executive officers' compensation are intended to be consistent with others' in the Company's industry, but overall compensation is also impacted by programs contingent upon the Company's performance. All officers of the Company's subsidiaries are eligible as participants in the Company's Incentive Bonus Plan, but typically receive a larger percentage of their compensation in the form of salary than do the executive officers. As a result of tying executive compensation to corporate performance, in any particular year the Company's or its subsidiaries' officers may be paid more than the average salary of officers in comparable positions with the Company's competitors, depending upon the Company's performance.

The Compensation Committee also endorses the position that stock ownership by management is beneficial in aligning managements' and shareholders' interest in the enhancement of shareholder value. Thus, the Compensation Committee also utilizes stock ownership elements in designing the compensation packages of the Company's and its subsidiaries' officers.

The greatest portion of compensation paid to the executive officers in 1996 consisted of base salary and annual bonus. In addition, in 1996 the Compensation Committee awarded stock options under the ANB Corporation 1995 Stock Option Plan and also established target performance levels for 1996 under the Company's and its subsidiaries' Incentive Bonus Plans.

BASE SALARY. The salary portion of total compensation for all employees of the Company and its subsidiaries is structured so that an employee who meets certain objective performance criteria (which are established jointly by the employee and his or her supervisor at the beginning of the year) will typically receive a salary in the following year generally comparable to the average salary range paid to other employees with similar responsibilities in other financial institutions of similar size located in Indiana and the Midwest, as reported by independent surveys (the "Average Salary"). Employees who fail to meet the objective performance criteria discussed above will typically receive a salary in the following year in an amount less than the Average Salary. The Compensation Committee believes that determining salaries in this manner enables the Company to attract and retain qualified employees by paying competitive salaries which are impacted by personal performance.

Annual Incentive Compensation. The Incentive Bonus Plan of the Company ("Bonus Plan") is structured so that employees of the Company and its subsidiaries will receive a bonus equal to a specified percentage of their salary if the Company achieves a certain level of net operating income (as adjusted per the Bonus
Plan).

The Bonus Plan requires that each subsidiary of the Company recommend a "target level" and minimum/maximum range for net operating income (as adjusted) for the ensuing year based upon annual performance goals, which level and range must be approved by the Compensation Committee of the Company and by the board of the directors of the subsidiary. The sum of the "target levels" of the subsidiaries comprises the "target level" under the Bonus Plan of the Company. If the subsidiaries achieve an aggregate level of net operating income (as adjusted) which is within the minimum/maximum range defined by the Bonus Plan, each employee receives a bonus based upon the level of net operating income (as adjusted) attained.

The amount of bonus paid, which is determined as a percentage of salary, is dependent upon the amount by which the Company exceeds or fails to attain the target levels for net operating income (as adjusted). If the exact target levels are attained, employees receive a specified percentage of salary as bonus ("Bonus Percentage"), the highest Bonus Percentage being thirty percent (30%) which is the Bonus Percentage for Mr. Schrecongost. If the highest amount of the target range (or greater) is attained, all employees will receive twice the amount of Bonus Percentage received at the target level, e.g., Mr. Schrecongost would receive a bonus equal to sixty percent (60%) of his salary. At the minimum of the target range or lower, employees, including Mr. Schrecongost, receive no bonus. If the Company attains other levels of performance within the target range, employees receive a bonus determined by adjusting the Bonus Percentage proportionally to the amount by which the target levels are, or are not, attained. Under the Peoples Incentive Bonus Plan, Mr. Talley (who does not participate in the Bonus Plan of the Company) receives a bonus determined in the same manner as that determined for Mr. Schrecongost pursuant to the Bonus Plan of the Company. Under the American National Incentive Bonus Plan, Mr. Sehnert (who does not participate in the Bonus Plan of the Company) receives a bonus determined in the same manner as that determined for Mr. Schrecongost pursuant to the Bonus Plan of the Company.

STOCK OPTION PLANS. The long-term incentive component of the executive officers' 1996 compensation was provided pursuant to the ANB Corporation Stock Option Plan ("Stock Option Plan") and ANB Corporation 1995 Stock Option Plan ("1995 Stock Option Plan"), which were approved by the shareholders of the Company in 1990 and 1995, respectively. These stock option plans permit the Compensation Committee to grant stock options to key employees of the Company. Awards of stock options under the Stock Option Plan and 1995 Stock Option Plan are designed to provide a direct link between the long-term interests of the Company's officers and its shareholders and assist in the retention of officers. (See the table under EXECUTIVE COMPENSATION - Option Grants In Last Fiscal Year" indicating sample potential future values of such options assuming various rates of growth in the Company's stock price and a discussion of the material terms of the Stock Option Plan and 1995 Stock Option plan.)

LIFE INSURANCE PLAN. In 1993, the Company approved a split-dollar life insurance program for certain officers and other key employees of the Company and its subsidiaries. Under the program, the employee is covered by a whole life insurance policy, with current compensation the equivalent of term insurance premiums. The remainder of the premium is paid by the Company, which will recover its premium costs after fifteen years, or out of proceeds from the insurance in the event of the employee's death prior to this period. The employee is the owner of the policy and the cash value in excess of Company premiums.

OTHER COMPENSATION PLANS. At various times in the past the Company has adopted certain broad-based employee benefit plans in which the executive officers are permitted to participate on the same terms as other employees of the Company and its subsidiaries who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

So as to further align employees' and shareholders' long term financial interests, the Company maintains an employee stock purchase plan ("Stock Investment Plan") in which eligible employees may voluntarily participate by redirecting a portion of their salary (not to exceed $200.00 per month) towards the purchase of Common Stock of the Company. Each subsidiary makes a contribution to the Stock Investment Plan equal to twenty percent (20%) of the amount contributed by participating employees. The Company also maintains the ANB Corporation Savings and Incentive Plan ("Savings Plan") in which all eligible employees can make salary savings contributions to the Savings Plan on a pre-tax basis of from two percent (2%) to fifteen percent (15%) of the employee's total compensation (as defined). The Company may make a discretionary matching contribution, which currently is at a rate equal to fifty percent (50%) of the first four percent (4%) of an employee's compensation. The Company believes that the Stock Investment Plan and the Savings Plan are effective means of attracting and assisting in the retention of qualified employees.

The Company also maintains the ANB Corporation Supplemental Executive Retirement Plan ("Supplemental Plan") which is designed to provide benefits that (i) would be accrued by a participant but may not be paid under the ANB Corporation Employees' Pension Plan ("Pension Plan") or the Savings Plan because of the limitations imposed by Section 415 of the Internal Revenue Code ("Code"), and
(ii) would have accrued under the Pension Plan and/or the Savings Plan but for the limitation of Code Section 401(a)(17).

BENEFITS. The Company provides medical and pension benefits to the executive officers that are generally available to employees of the Company and its subsidiaries. The amount of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed ten percent (10%) of the salaries and bonuses of the individual executive officers.

MR. SCHRECONGOST'S 1996 COMPENSATION. Regulations of the SEC require the Compensation Committee to disclose its basis for compensation reported for Mr. Schrecongost in 1996. Mr. Schrecongost's salary and bonus are determined in the manner discussed on previous pages of this document. During 1996, the Compensation Committee granted Mr. Schrecongost options for 6,000 shares under the 1995 Stock Option Plan. The Compensation Committee believes that this grant epitomizes its compensation policies by encouraging long-term performance and promoting management retention while further aligning shareholders' and managements' interests in the performance of the Company's Common Stock.

    SUBMITTED BY THE 1996 COMPENSATION
    COMMITTEE OF THE COMPANY S BOARD
    OF DIRECTORS

    Kelly N. Stanley, Chairman
    Ben E. Delk
    R. David Hoover
    William L. Peterson
    Donald A. Ross
    Leon V. Towne

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal years ended December 31, 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or awarded during those years, to Messrs. Schrecongost, Sehnert and Talley, the only executive officers of the Company whose individual salaries and bonuses exceeded $100,000 in 1996. Although other officers of the Company received an annual salary and bonus exceeding $100,000, in the aggregate, during the fiscal year ended December 31, 1996, such officers were not considered executive officers of the Company.



                                                                                           Long-Term
                                                                                          Compensation
                                                     Annual Compensation                     Awards
                                          -------------------------------------------------------------------------
                                                                                                        All Other
                                                                             Other Annual              Compensation
Name and                                             Salary       Bonus      Compensation   Options
Principal Position                        Year         ($)         ($)          (2)($)         (#)        (3)($)
--------------------------------------------------------------------------------------------------------------------
James R. Schrecongost                     1996     $221,000      $62,433         ---          6,000      $40,932
President and Chief Executive Officer     1995      213,000      106,500         ---         12,000       32,004
ANB Corporation                           1994      205,000       41,820         ---         10,500       14,286
--------------------------------------------------------------------------------------------------------------------

Paul L. Sehnert, Jr. (4)                  1996     $131,500      $20,711         ---          4,500       10,649
President and Chief Executive Officer     1995      123,000       31,180         ---          6,000       10,361
American National Trust                   1994      120,000       13,140         ---          4,000       11,112
--------------------------------------------------------------------------------------------------------------------

Chris L. Talley                           1996     $100,000      $24,300         ---          4,500        2,575
President and Chief Executive Officer     1995       93,600        4,830         ---          6,000        2,350
Peoples                                   1994       90,000       20,237         ---          2,000        2,019
--------------------------------------------------------------------------------------------------------------------


(1) The bonus amounts are payable pursuant to the Incentive Bonus Plans as described in the "Board Compensation Committee Report on Executive Compensation."

(2) While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus and are not required to be disclosed by applicable rules of the Securities and Exchange Commission.

(3) These amounts represent (a) Company contributions under the Company's Savings and Incentive Plan, (b) Company contributions under the Company's Stock Investment Plan as described in the "Board Compensation Committee Report on Executive Compensation," (c) the value of life insurance benefits under the Company's Life Insurance Program, and (d) Company contributions under the Supplemental Plan, as described in the "Board Compensation Committee Report on Executive Compensation." Company contributions under the Savings and Incentive Plan accrued during fiscal 1996 were as follows:
    $3,000 to Mr. Schrecongost, $3,000 to Mr. Sehnert and $2,097 to Mr. Talley. Company contributions under the Stock Investment Plan accrued during fiscal 1996 were as follows: $478 to Mr. Schrecongost, $478 to Mr. Sehnert and $478 to Mr. Talley. The value of the term life insurance and Company paid premiums under the Company's Life Insurance Program during 1996 was $10,076 for Mr. Schrecongost and $7,171 for Mr. Sehnert. The Company contribution under the Supplemental Plan accrued during fiscal 1996 was $22,308 for Mr. Schrecongost. Also included for Mr. Schrecongost is the amount of $5,070, which represents the premium paid by the Company in 1996 on a Supplemental Disability Income Insurance Plan. The plan is designed to provide income replacement for Mr. Schrecongost in the event of a disability, as defined by such plan.

(4) Mr. Sehnert became an executive officer of the Company in February 1997.

STOCK OPTION PLANS

The Company currently sponsors for its employees the ANB Corporation Stock Option Plan ("Stock Option Plan") and the ANB Corporation 1995 Stock Option Plan ("1995 Stock Option Plan"). Both of these plans provide key employees of the Company and its subsidiaries selected by the Compensation Committee and who are materially responsible for the management or operation of the business of the Company or the subsidiary an opportunity to acquire Common Stock of the Company, thus providing a long-term incentive for these employees to enhance shareholder value and encouraging such employees to make a career commitment to the Company. The Stock Option Plan received shareholder approval in March 1990 and the 1995 Stock Option Plan received shareholder approval in April 1995.

                          OPTION GRANTS IN LAST FISCAL YEAR

The following table provides details regarding stock options granted to Messrs. Schrecongost, Sehnert and Talley in 1996. In addition, in accordance with rules of the Securities and Exchange Commission, there are shown the hypothetical gains or "option spreads" that would exist for respective options. These gains are based on assumed rates of annual compound stock price appreciation of five percent (5%) and ten percent (10%) from the date the options were granted over the full option term.


                          OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                              Potential Realizable
                                                                                                            Value at Assumed Annual
                                                                                                                Rates of Stock
                                                                                                                  Appreciation
                                                    Individual Grants                                         For Option Term (1)
----------------------------------------------------------------------------------------------------------------------------------
                                           Percent
                                           of Total
                             Number of     Options
                             Shares        Granted
                           Underlying        in          Exercise     Market Price
                              Options       Fiscal        or Base      on Date of
                              Granted        Year         Price           Grant           Expiration       0%     5%      10%
Name                            (#)           (%)         ($/Sh)          ($/Sh)            Date         ($)     ($)      ($)
----------------------------------------------------------------------------------------------------------------------------------
James R. Schrecongost        6,000         13.04%        $20.375        $20.375          December 20,    $0   $76,882  $194,835
                                                                                             2006
----------------------------------------------------------------------------------------------------------------------------------

Paul L. Sehnert Jr.          4,500          9.78%         20.375         20.375          December 20,     0    57,662   146,126
                                                                                             2006
----------------------------------------------------------------------------------------------------------------------------------

Chris L. Talley              4,500          9.78%         20.375         20.375          December 20,     0    57,662   146,126
                                                                                             2006
----------------------------------------------------------------------------------------------------------------------------------


(1) Gains are reported net of the option exercise price, but before any effect of taxes. In assessing these values, it should be kept in mind that no matter what value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date, and that value would depend on the efforts of such executive to foster the future success of the Company for the benefit of all shareholders. The amounts reflected in this table may not necessarily be achieved.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES TABLE

The following table shows the number of shares acquired on exercise and shares covered by both exercisable and non-exercisable stock options by Messrs. Schrecongost, Sehnert and Talley as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.


                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES


                                                                            Number of                  Value of Unexercised
                                                                           Unexercised                    in-the-Money
                                                                          Options at                       Options at
                                                                         Fiscal Year End                  Fiscal Year End
                               Shares                                         (1)                               (1)
                              Acquired                                        (#)                               ($)
                                 on                Value           --------------------------------------------------------------
                              Exercise           Realized
Name                              (#)               ($)            Exercisable    Unexercisable     Exercisable     Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
James R. Schrecongost            0                  NA              59,750         23,750            $745,000       $118,000

Paul L. Sehnert Jr.          5,000             $58,438              23,300         13,000             278,406         56,469

Chris L. Talley                  0                  NA               2,500         10,000              14,469         26,469



(1) Value based on closing bid price of Company's Common Stock at December 31, 1996, minus the exercise price.

PENSION PLAN

The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, based on compensation that is covered by such plan and years of service with the Company or its subsidiaries. The participant's covered compensation under the pension plan is his/her average base salary as represented in the Summary Compensation Table.

                             Average Annual Compensation
Years of -----------------------------------------------------------------------
Service  $70,000        $90,000        $110,000       $130,000     $150,000
                                                                    or more
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10       11,157         14,857         18,557         22,257         25,957
--------------------------------------------------------------------------------

20       22,665         30,165         37,665         45,165         52,665
--------------------------------------------------------------------------------

30       34,172         45,472         56,772         68,072         79,372
--------------------------------------------------------------------------------

40       44,301         58,751         73,201         87,651         102,101
--------------------------------------------------------------------------------


All employees of the Company (and its subsidiaries) are eligible to participate in the Company's tax-qualified defined benefit pension plan known as the ANB Corporation Employees' Pension Plan (the "Pension Plan") on the January 1 or July 1 coincident with or next following the employee's attainment of age 21 and completion of one year of eligibility service (1,000 hours of employment as defined). The Pension Plan is funded entirely by Company contributions, as determined by an actuary, sufficient to provide benefits thereunder. The Pension Plan provides for a normal retirement benefit upon attainment of age 65. The standard form of benefit under the Pension Plan is a monthly pension for the participant's life based on the participant's five-year average salary (as defined), his benefit service with the Company (as defined) and his covered compensation (as defined). The standard retirement benefit for married participants is payable in the form of a qualified joint and 50% survivor annuity in an amount actuarially equivalent to the standard form of benefit. Participants may also, with spousal consent, elect an actuarially equivalent optional form of payment as follows: a life annuity; a joint and 50%, 66-2/3% or 100% survivor annuity; or a life annuity with 120 or 240 minimum guaranteed monthly payments. Benefit amounts are not subject to deduction for Social Security. The following table provides certain information with respect to Messrs. Schrecongost, Sehnert and Talley.


                        Years of Benefit Service      Estimated Annual Benefits
                        at Normal Retirement Age           Upon Retirement
--------------------------------------------------------------------------------

James R.Schrecongost              39.66                        $103,236
--------------------------------------------------------------------------------

Paul L. Sehnert, Jr.              29.95                        $ 53,490
--------------------------------------------------------------------------------

Chris L. Talley                   17.00                        $ 21,006
--------------------------------------------------------------------------------

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In addition to the Pension Plan and the Savings Plan, each of which is intended to meet the requirements applicable to a "qualified plan" under Section 401(a) of the Internal Revenue Code, as amended (the "Code"), the Company also maintains the ANB Corporation Supplemental Executive Retirement Plan ("Supplemental Plan"). Because Section 415 of the Code limits the maximum amount of benefits that may be paid from or contributed to a qualified plan and Section 401(a)(17) of the Code limits to $150,000 the amount of compensation received by an employee that may be taken into account under a qualified plan, the Supplemental Plan was adopted by the Company, effective January 1, 1994, for certain employees adversely affected by these provisions of the Code. The Supplemental Plan is designed to provide benefits that (i) would be accrued by a participant but may not be paid under the Pension Plan or the Savings Plan because of the limitations imposed by Code Section 415 and (ii) would have accrued under the Pension Plan and/or the Savings Plan but for the limitation of Code Section 401(a)(17).

Mr. Schrecongost is currently the only employee eligible to participate in the Supplemental Plan. The estimated annual net benefit for Mr. Schrecongost is as follows: 39.66 years of benefit service at normal retirement age with estimated annual benefits upon retirement of $30,711.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

Messrs. Schrecongost, Sehnert, Talley and Gassen have each entered into an agreement with the Company which provides severance protection under certain circumstances following a change in control of the Company. Under this agreement, if, following a change in control, the executive is terminated from employment other than for death, disability, retirement or cause, or he terminates his employment for unreasonable changes made in his employment relationship, he is entitled to receive an amount in cash equal to two hundred ninety-nine percent (299%) of the "base amount" as defined under Section 280G of the Internal Revenue Code, payable in equal installments over a period of 36 months. The executive is also entitled, under certain circumstances, to continue to participate in the life, health, accident and disability plans of the Company or to receive equivalent benefits of such participation, at no cost to the executive, until the third anniversary of the date of termination. Unexercised options are also exercisable at any time during the 30-day period following the day on which a change in control (as defined in the respective stock option plans of the Company) occurs.

COMPARATIVE PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years with the returns of the CRSP Total Return Index for the NASDAQ Stock Market (US) and the CRSP Total Return Index for the NASDAQ Bank Stocks.

Index         1991      1992      1993      1994      1995      1996
-----         ----      ----      ----      ----      ----      ----

COMPANY       100       145       176       165       224       293
--------------------------------------------------------------------------------

NASDAQ Market 100       116       134       131       185       227
--------------------------------------------------------------------------------


NASDAQ Banks  100       146       166       165       246       326

--------------------------------------------------------------------------------

The graph assumes $100 was invested on December 31, 1991, in the Company's Common Stock, and in each of the two indexes shown, and the reinvestment of all dividends.

                    SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Proposals submitted by shareholders and to be presented at the next Annual Meeting, currently scheduled to be held in April 1998, must be received by the Company at its principal office for inclusion in the Proxy Statement and form of proxy relating to that meeting no later than November 14, 1997. Any such proposals should be sent to the attention of the Secretary of the Company, 110 East Main Street, Muncie, Indiana 47305.

                               INDEPENDENT ACCOUNTANTS

The Board of Directors appointed Geo. S. Olive & Co. LLC., Certified Public Accountants, as independent accountants to audit the books, records and accounts of the Company for 1996. Representatives of Geo. S. Olive & Co. LLC. are expected to be in attendance at the annual meeting and will be provided an opportunity to make a statement should they desire to do so and to respond to appropriate inquiries from the shareholders. Geo. S. Olive & Co. LLC. has been independent accountants for the Corporation since 1984. The Board of Directors anticipates it will appoint independent accountants to audit the books, records and accounts of the Company for 1997 in April 1997.

                                    ANNUAL REPORT

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996. ADDRESS ALL REQUESTS TO:

                              JAMES W. CONVY, SECRETARY
                                   ANB CORPORATION
                                 110 EAST MAIN STREET
                                MUNCIE, INDIANA 47305


                                    OTHER MATTERS

The Board of Directors of the Company does not know of any matters for action by shareholders at such Annual Meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of the printing hereof and which may properly come before the meeting. It is the intention of the person named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with his best judgment.

It is important that proxies be returned promptly. SHAREHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND IN PERSON, ARE REQUESTED TO RETURN THEIR PROXIES IN ORDER THAT A QUORUM MAY BE ASSURED. Return may be made in the enclosed envelope, to which no postage need be affixed.

PROXY                            ANB CORPORATION
                              MUNCIE, INDIANA 47305
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Norman F. Bradway as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of ANB Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, April 16, 1997 at 4:00 p.m., local time, or any adjournment thereof, on the following matters:

1.   Election of Directors

     / / For the nominees listed below (except as marked to the contrary below). / / Withhold authority to vote for the nominees listed below:
         William L. Peterson      James R. Schrecongost      Chris L. Talley

          (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY iNDIVIDUAL, WRITE THE NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

          ---------------------------------------------------

2. In his discretion, on such other matters as may properly come before the meeting.

                         PLEASE SIGN ON REVERSE SIDE HEREOF.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1.

Please sign exactly as name appears below, if there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                              Dated ______________________________________, 1997

                              __________________________________________________

                              __________________________________________________
                              Signature if held jointly

                              Your vote is important. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.